For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly
Chief Financial Officer	Daly Gray, Inc. (Media)
(561) 227-1386	(703) 435-6293

Chatham Lodging Trust Announces 7.8 Percent First Quarter RevPAR Increase,
Innkeepers Sale to Generate Nearly $3 per Share Profit

Signs Definitive Agreement to Acquire $342 Million Silicon Valley Residence Inn Portfolio

PALM BEACH, Fla., May 9, 2014-Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) that owns wholly or through its joint ventures 77 premium-branded, upscale, extended-stay and select-service hotels, today announced results for the quarter ended March 31, 2014.
First Quarter 2014 Highlights

•	Portfolio RevPAR - Increased hotel RevPAR 7.8 percent to $105 for Chatham’s 25 wholly owned hotels.

•	Comparable Hotel RevPAR - Grew hotel RevPAR 6.5 percent, excluding the Residence Inn Washington, D.C. hotel, which was without a brand for a portion of the 2013 first quarter.

•	Adjusted EBITDA - Rose 41 percent to $13.2 million.

•	Adjusted FFO - Improved 66 percent to $7.4 million. Adjusted FFO per diluted share rose 8 percent to $0.28 from $0.26.

•	Operating Margins - Expanded hotel EBITDA margins 70 basis points to 34.9 percent. Gross Operating Profit margins rose 10 basis points to 42.2 percent.

•	Innkeepers Joint Venture - Reached agreement to sell the Cerberus/Chatham joint venture for $1.3 billion.

◦	Chatham will recognize a gain of approximately $77 million or $2.90 per share on the transaction.

◦	Northstar Realty Finance (NYSE: NRF) and Chatham will acquire 47 of the 51 hotels in an 89.7/10.3 percent joint venture respectively for $958.5 million.

◦	Chatham will acquire four Silicon Valley Residence Inn hotels for $341.5 million.

Consolidated Financial Results

The following is a summary of the consolidated financial results for the first quarter. RevPAR, ADR and occupancy for 2014 and 2013 are based on hotels owned as of March 31, 2014 ($ in millions, except per share data, RevPAR, ADR, occupancy and margins):

	Three Months Ended
	March 31,
	2014	2013
RevPAR	$105	$97
ADR	$136	$132
Occupancy	77.3%	74.0%
Net loss	$(1.7)	$(1.6)
Adjusted EBITDA	$13.2	$9.4
AFFO	$7.4	$4.5
AFFO per diluted share	$0.28	$0.26
GOP Margin	42.2%	42.1%
Hotel EBITDA Margin	34.9%	34.2%
Dividends per share	$0.21	$0.21

Top-Line Results Strong, Margins Continue Expanding

“It has been a great start to the year with RevPAR growth of 7.8 percent driven by 11 of our 25, or 44 percent, of our hotels producing double-digit improvements,” noted Jeffrey H. Fisher, Chatham’s president and chief executive officer. “Particularly strong markets for us in the quarter were Anaheim, Boston, Denver, Houston, Nashville and Orlando. First quarter revenue outperformed our guidance of 3-4 percent with RevPAR growth strengthening throughout the quarter after moderate growth of 4 percent in January.

“Growth was strong across the portfolio, including RevPAR at hotels acquired in 2013 rising 7.0 percent and RevPAR at our recently rebranded Washington, D.C. Residence Inn jumping 57.3 percent after a decline of 34.7 percent last year,” Fisher stated. “April RevPAR growth for our 25 wholly owned hotels also was strong at 7.0 percent. Our portfolio is in great physical shape, and we are well-positioned to benefit greatly as these metrics improve further. We continue to see on-going RevPAR growth above historical averages in our markets and remain very bullish with respect to the prospects for meaningful top-line growth in 2014 and 2015.

“Our best-in-class platform continues to deliver some of the industry’s best margins with first quarter hotel EBITDA margins expanding 70 basis points to 34.9 percent growth, despite margins being adversely impacted 30 basis points due to higher than expected utilities costs related to the unseasonably harsh winter conditions across the country,” Fisher pointed out. “Since our IPO in 2010, we have increased full-year hotel EBITDA margins from approximately 31 percent to 37.8 percent for 2013. We expect margins to continue improving in 2014, rising to nearly 40 percent, an estimated four-year improvement of approximately 900 basis points. This is especially gratifying given this significant improvement occurred during a major renovation program. With ADR over the next couple of years expected to comprise most of our RevPAR growth, we believe there is substantial room for continued upside in our margins.”

Innkeepers Joint Venture

During the 2014 first quarter, Chatham received distributions of $0.4 million from the Innkeepers joint venture, bringing cumulative distributions to $34.6 million or 93.5 percent of its full capital investment. The Innkeepers joint venture saw 2014 first quarter RevPAR growth of 6.9 percent to $98 on a 4.4 percent increase in average daily rate to $133 and a 2.3 percent increase in occupancy to 73 percent. Hotel EBITDA margins were 36.6 percent for the 2014 first quarter.

As announced in late January, the joint venture began marketing for sale its 51-hotel, 6,848- room portfolio. The joint venture agreed to sell the portfolio for a gross purchase price of $1.3 billion, before capital expenditure reserves credited to the buyers of $39.7 million, in which a joint venture between Northstar and Chatham will acquire 47 of the hotels and Chatham will acquire 4 of the hotels outright. Completion of the transaction is contingent upon satisfaction of certain conditions, and closing is expected by the end of the second quarter. Based on the net purchase price, Chatham would recognize a gain of approximately $77 million or $2.90 per share. Chatham’s gain will be rolled tax-free between the basis of Chatham’s investments in the joint venture and the four Silicon Valley hotels.

“The Cerberus/Chatham joint venture has been a great partnership and has proven to be a highly successful investment, turning our initial $37 million investment into distributions of approximately $114 million and profits of approximately $77 million or $2.90 per share in less than three years,” highlighted Dennis Craven, Chatham’s chief financial officer.

Northstar will acquire Cerberus’ 89.7 percent interest in the joint venture, and Chatham will retain its 10.3 percent ownership stake. The joint venture will acquire 47 of the 51 hotels for a gross purchase price of $958.5 million, a net cash purchase price of $933.9 million or $153k per room.

“We look forward to a successful partnership with Northstar in this joint venture,” Fisher emphasized. “We share similar outlooks regarding the health of the hotel industry and performance expectations for the portfolio. Our long-term interests are aligned with a solid capital structure that we believe will provide strong, risk-adjusted returns for our shareholders.”

As part of the transaction, Chatham will acquire four Silicon Valley Residence Inn hotels from the Cerberus/Chatham portfolio, comprising 751 rooms, for a net cash purchase price of $272.6 million or approximately $363k per room. The transaction is comprised of the gross purchase price of $341.5 million less reserve credits of $15.1 million and allocated gain from its promote interest of approximately $53.6 million.

Chatham plans to partially redevelop and expand all four Silicon Valley Residence Inn hotels, increasing the room count by 36 percent to a total of 1,023 rooms. The 272-room expansion will include a new lobby and public spaces in each location with an estimated cost of approximately $59.0 million or $217k per room. On a pro-forma basis, the all-in cash cost for the four hotels would be approximately $331.9 million or $324k per room. The expansion/upgrade would take approximately 12 months in each location, but given the campus layout of the sites, disruption is expected to be minimal.

The purchase price for the Silicon Valley portfolio represents a 2014 capitalization rate of approximately 7.2 percent on the hotel’s projected net operating income. On a pro-forma basis accounting for the partial redevelopment and expansion, the 2014 projected capitalization rate would be approximately 10 percent.

Capital Structure

As of March 31, 2014, the company had net debt of $272.3 million (total debt less cash). Total debt outstanding was $278.2 million at an average interest rate of 4.3 percent, including $55.0 million outstanding on its $175 million senior secured revolving credit facility. Chatham’s leverage ratio was approximately 37 percent at March 31, 2014, based on the ratio of the company’s net debt to hotel investments at cost.

“Our balance sheet is in great condition, so we are willing to use either borrowings under our line of credit or property-specific debt to fund growth, such as the acquisition of the four Silicon Valley Residence Inns,” Craven commented.

During the first quarter, Chatham instituted a $25 million Dividend Reinvestment Plan and Direct Share Purchase Plan. The plan provides Chatham’s shareholders with a simple and convenient method of reinvesting cash dividends and other distributions, as well as purchasing common shares outright. Also during the first quarter, Chatham implemented a $50 million “At the Market” Equity Offering Plan. The ATM Plan is available to Chatham as another option to access liquidity. No shares were issued under either plan during the first quarter.

Hotel Renovations/Upgrades

Two hotels continued their planned, major renovations during the first quarter: the Denver Hilton Garden Inn and the Residence Inn White Plains, N. Y. Budget for the renovations is $6.3 million and completely will makeover the two hotels, bringing them to “like-new” condition, featuring cutting-edge brand standards. The White Plains renovation is largely complete, and the Hilton Garden Inn will be completed in the 2014 second quarter. Both are on schedule and on budget.

Dividend

Chatham’s board of trustees approved in April a dividend increase of 14 percent to an annualized rate of $0.96 per share. Chatham currently pays a monthly dividend of $0.08 per common share, the only public lodging REIT to pay monthly dividends. The annualized dividend of $0.96 per common share represents a dividend yield of 4.4 percent, one of the highest in the hotel industry, based on the company’s commons share closing price of $21.80 on May 8, 2014.

“With prudent leverage providing capital to externally grow the portfolio and high operating margins generating meaningful cash flow, we have increased our dividend every year since our IPO. The recent increase reflects management’s and the Board of Trustees’ confidence in Chatham and the outlook for the economy/hotel industry,” Craven stated.

Outlook and 2014 Guidance

“We expect 2014 to be an active and prosperous year for Chatham with solid operating fundamentals in our existing portfolio, strong gains to be recognized on the recapitalization of the Innkeepers joint venture and significant external growth attributable to the acquisition of four, great hotels in the heart of Silicon Valley,” Fisher said. “Our long-term stated goal is to build Chatham into the premier, select-service and upscale, extended-stay lodging REIT. We have successfully created significant, long-term value for our shareholders by making disciplined acquisitions at very attractive pricing. We believe there is still running room in this cycle and will continue to look for further opportunities to grow our hotel portfolio.”

The company provides guidance, but does not undertake to update it for any developments in its business. Achievement of the results is subject to the risks disclosed in the company’s filings with the Securities and Exchange Commission. The company’s guidance as of May 9, 2014 does not take into account:

•	Any acquisitions, debt or equity issuance.

•	The Innkeepers transaction as the closing remains subject to certain conditions. The company will issue a separate release and hold an investor call when the Innkeepers transaction closes.

	Q2 2014	2014 Forecast
RevPAR	$123-$124	$115-$117
RevPAR growth	+7-8%	+5.5-6.5%
Total hotel revenue	$42.6-$43.6 M	$161-$162.5 M
Net income	$6.1-$6.7 M	$12.5-$14.0 M
Net income per diluted share	$0.23-$0.26	$0.47-$0.53
Adjusted EBITDA	$19.5-$20.1 M	$68.0-$69.5 M
Adjusted funds from operation ("FFO")	$13.6-$14.2 M	$45.3-$46.8 M
Adjusted FFO per diluted share	$0.51-$0.54	$1.71-$1.77
Hotel EBITDA margins	42.5-43%	39.8-40.3%
Corporate cash administrative expenses	$1.8 M	$6.7 M
Corporate non-cash administrative expenses	$0.6 M	$2.4 M
Interest expense	$3.3 M	$13.0 M
Non-cash amortization of deferred fees	$0.4 M	$1.6 M
Income taxes	$0.1 M	$0.2 M
Chatham’s share of JV EBITDA	$3.1 M	$10.6 M
Chatham’s share of JV FFO	$1.7 M	$4.9 M
Weighted average shares outstanding	26.5 M	26.5 M

Funds from operations (FFO), Adjusted FFO (AFFO), EBITDA and Adjusted EBITDA are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. See the discussion included in this press release for information regarding these non-GAAP financial measures.

Earnings Call

The company will hold its first quarter 2014 conference later today, May 9, 2014, at 11:00 a.m. Eastern Time. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto Chatham’s Web site, www.chathamlodgingtrust.com, or www.streetevents.com, or may participate in the conference call by dialing 1-877-941-0844, reference number 4681158. A recording of the call will be available by telephone until midnight on Friday, May 16, 2014, by dialing 1-800-406-7325, reference number 4681158. A replay of the conference call will be posted on Chatham’s website.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 77 hotels totaling 10,688 rooms/suites, comprised of 25 hotels it wholly owns with an aggregate of 3,592 rooms/suites in 15 states and the District of Columbia and holds a minority investment in two joint ventures that own 52 hotels with an aggregate of 7,096 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

Included in this press release are certain “non-GAAP financial measures,” within the meaning of Securities and Exchange Commission (SEC) rules and regulations, that are different from measures calculated and presented in accordance with GAAP (generally accepted accounting principles). The company considers the following non-GAAP financial measures useful to investors as key supplemental measures of its operating performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, and (4) Adjusted EBITDA. These non-GAAP financial measures could be considered along with, but not as alternatives to, net income or loss, cash flows from operations or any other measures of the company’s operating performance prescribed by GAAP.

FFO As Defined by NAREIT and Adjusted FFO
 The company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, impairment write-downs, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, plus depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. The company believes that the presentation of FFO provides useful information to investors regarding its operating performance because it measures performance without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of real estate assets and certain other items that the company believes are not indicative of the performance of its underlying hotel properties. The company believes that these items are more representative of its asset base and its acquisition and disposition activities than its ongoing operations, and that by excluding the effects of the items, FFO is useful to investors in comparing its operating performance between periods and between REITs that also report FFO in accordance with the NAREIT definition.

The company further adjusts FFO for certain additional items that are not in NAREIT’s definition of FFO, including acquisition transaction costs and other charges, losses on the early extinguishment of debt and adjustments for unconsolidated partnerships and joint ventures. The company believes that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that make similar adjustments to FFO.

EBITDA and Adjusted EBITDA
The company calculates EBITDA as net income or loss excluding interest expense; provision for income taxes, including income taxes applicable to sale of assets; depreciation and amortization; and after adjustments for unconsolidated partnerships and joint ventures. The company believes EBITDA is useful to investors in evaluating its operating performance because it helps investors compare the company’s operating performance between periods and between REITs that report similar measures by removing the impact of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results. In addition, the company uses EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

The company further adjusts EBITDA for certain additional items, including acquisition transaction costs and other charges, losses on the early extinguishment of debt, non-cash share-based compensation and adjustments for unconsolidated partnerships and joint ventures, which it believes are not indicative of the performance of its underlying hotel properties. The company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

Although the company presents FFO, Adjusted FFO, EBITDA and Adjusted EBITDA because it believes they are useful to investors in comparing the company’s operating performance between periods and between REITs, these measures have limitations as analytical tools. Some of these limitations are:

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect the company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the company’s working capital needs;

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect funds available to make cash distributions;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the company’s debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•
Non-cash compensation is and will remain a key element of the company’s overall long-term incentive compensation package, although the company excludes it as an expense when evaluating its operating performance for a particular period using adjusted EBITDA;

•
Adjusted FFO and Adjusted EBITDA do not reflect the impact of certain cash charges (including acquisition transaction costs) that result from matters the company considers not to be indicative of the underlying performance of its hotel properties; and

•	Other companies in the company’s industry may calculate FFO, Adjusted FFO, EBITDA and Adjusted EBITDA differently than the company does, limiting their usefulness as a comparative measure.

The company’s reconciliation of FFO, Adjusted FFO, EBITDA and Adjusted EBITDA to net income (loss) attributable to common shareholders, as determined under GAAP, is set forth below.

Forward-Looking Statement Safe Harbor
Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a first-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company's filings with the SEC. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of May 9, 2014, and the company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

Forward-Looking Statement Safe Harbor
Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a first-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company's filings with the SEC. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of May 9, 2014, and the company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

CHATHAM LODGING TRUST
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets:
Investment in hotel properties, net	$650,428	$652,877
Cash and cash equivalents	5,821	4,221
Restricted cash	5,286	4,605
Investment in unconsolidated real estate entities	764	774
Hotel receivables (net of allowance for doubtful accounts of $53 and $30, respectively)	2,205	2,455
Deferred costs, net	6,763	7,113
Prepaid expenses and other assets	3,091	1,879
Total assets	$674,358	$673,924
Liabilities and Equity:
Debt	$223,158	$222,063
Revolving credit facility	55,000	50,000
Accounts payable and accrued expenses	12,944	12,799
Distributions and losses in excess of investments of unconsolidated real estate entities	2,331	1,576
Distributions payable	1,934	1,950
Total liabilities	295,367	288,388
Commitments and contingencies
Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized and unissued at March 31, 2014 and December 31, 2013	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized; 26,295,558 and 26,295,558 shares issued and outstanding at March 31 2014 and December 31, 2013, respectively	261	261
Additional paid-in capital	434,505	433,900
Accumulated deficit	(58,084)	(50,792)
Total shareholders’ equity	376,682	383,369
Noncontrolling Interests:
Noncontrolling interest in operating partnership	2,309	2,167
Total equity	378,991	385,536
Total liabilities and equity	$674,358	$673,924

CHATHAM LODGING TRUST
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	For the three months ended
	March 31,
	2014	2013
Revenue:
Room	$33,958	$24,235
Food and beverage	628	150
Other	1,608	1,011
Cost reimbursements from unconsolidated real estate entities	672	383
Total revenue	36,866	25,779
Expenses:
Hotel operating expenses:
Room	7,755	5,551
Food and beverage expense	466	134
Telephone expense	287	191
Other hotel operating expense	443	348
General and administrative	3,426	2,578
Franchise and marketing fees	2,793	1,901
Advertising and promotions	831	657
Utilities	1,620	1,065
Repairs and maintenance	1,999	1,445
Management fees	1,094	671
Insurance	215	171
Total hotel operating expenses	20,929	14,712
Depreciation and amortization	6,316	3,756
Property taxes and insurance	2,650	1,987
General and administrative	2,321	1,982
Hotel property acquisition costs and other charges	1,482	177
Reimbursed costs from unconsolidated real estate entities	672	383
Total operating expenses	34,370	22,997
Operating income	2,496	2,782
Interest and other income	13	5
Interest expense, including amortization of deferred fees	(3,738)	(2,841)
Loss on early extinguishment of debt	(184)	(933)
Loss from unconsolidated real estate entities	(316)	(631)
Loss before income tax expense	(1,729)	(1,618)
Income tax expense	(3)	—
Net loss	$(1,732)	$(1,618)
Loss per Common Share - Basic:
Net loss attributable to common shareholders	$(0.07)	$(0.10)
Loss per Common Share - Diluted:
Net loss attributable to common shareholders	$(0.07)	$(0.09)
Weighted average number of common shares outstanding:
Basic	26,271,678	17,212,124
Diluted	26,271,678	17,212,124
Distributions per common share:	$0.21	$0.21

CHATHAM LODGING TRUST
FFO and EBITDA
(In thousands, except share and per share data)

	For the three months ended
	March 31,
	2014	2013
Funds From Operations (“FFO”):
Net loss	$(1,732)	$(1,618)
Loss on the sale of assets within the unconsolidated real estate entity	1	15
Depreciation	6,288	3,737
Adjustments for unconsolidated real estate entity items	1,205	1,241
FFO	5,762	3,375
Hotel property acquisition costs and other charges	1,482	177
Loss on early extinguishment of debt	184	933
Adjustments for unconsolidated real estate entity items	2	3
Adjusted FFO	$7,430	$4,488
Weighted average number of common shares
Basic	26,271,678	17,212,124
Diluted	26,536,763	17,408,275

	For the three months ended
	March 31,
	2014	2013
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”):
Net loss	$(1,732)	$(1,618)
Interest expense	3,738	2,841
Income tax expense	3	—
Depreciation and amortization	6,316	3,756
Adjustments for unconsolidated real estate entity items	2,624	2,736
EBITDA	10,949	7,715
Hotel property acquisition costs and other charges	1,482	177
Loss on early extinguishment of debt	184	933
Adjustments for unconsolidated real estate entity items	2	3
Loss on the sale of assets within the unconsolidated real estate entity	1	15
Share based compensation	585	548
Adjusted EBITDA	$13,203	$9,391